Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of March 15, 2012 (“Effective Date”) by and between Hurco Companies, Inc., an Indiana corporation (the “Company”), and John Donlon (“Executive”).

Recitals

A.          The Company desires to employ or continue to employ Executive, and Executive desires to be employed or to continue to be employed by the Company.

B.          The Company and Executive desire to enter into an agreement embodying the terms of such employment.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.          Effective Date. This Agreement shall be effective as of the Effective Date.

2.          Term. Subject to earlier termination as provided in Section 7 of this Agreement, the original term of this Agreement shall be for a period beginning on the Effective Date and ending on October 31, 2012 (“Initial Term”); provided, however, that commencing with November 1, 2012, and each anniversary thereof, this Agreement shall be automatically extended for successive terms of one (1) year each unless either party provides written notice not to so extend to the other party at least sixty (60) calendar days before the end of the then current term, in which case no further automatic extension shall occur (the duration of Executive’s employment, including the Initial Term plus any extended terms or such shorter period if terminated as provided in Section 7, is hereinafter referred to as the “Term”).

3.          Position and Responsibilities. During the Term, Executive agrees to serve as Executive Vice President of Worldwide Sales and Service or in such other position as the Company may designate from time to time. In such capacity, the Executive shall have such duties, authorities and responsibilities as are commensurate with such position and/or such additional or different duties and responsibilities as the Company may designate from time to time.

4.          Standard of Care. During the Term, Executive (a) will devote his full working time and best efforts to the business and affairs of the Company; (b) will exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; (c) will not, except with the Company's written consent, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; (d) will not engage, directly or indirectly, in any activity that is competitive with the Company’s business in any respect or make any preparations to engage in any competitive activities; and (e) will not take any action that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company or that is detrimental to the business of the Company; provided, however, this Section 4 shall not be construed as preventing Executive (i) from investing his personal assets in such form or manner as will not require his services in the daily operations and affairs of the businesses in which such investments are made, or (ii) from serving on civic or charitable boards or committees, as long as such activities do not interfere with Executive’s work for the Company.

5.          Compensation and Benefits. As remuneration for all services to be rendered by Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to Executive the following:

5.1.        Annual Base Salary. During the Term, the Company shall pay Executive a base salary in the initial amount of Two Hundred Ten Thousand ($ 210,000) (the “Base Salary”) on an annualized basis. The Company will review the Base Salary approximately annually during the Term to determine, at the discretion of the Company, whether the Base Salary should be adjusted upward or downward and, if so, the amount of such adjustment and the time at which the adjustment should take effect. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as in effect from time to time, including any adjustments.

5.2.        Discretionary Cash Bonus Compensation. During the Term, Executive will be eligible to receive a discretionary annual bonus as may be determined by the Company, in its sole discretion. Such bonus is discretionary, and the Company, in its sole discretion, may determine not to pay any bonus to Executive. Such discretionary bonus may be linked to the achievement of performance objectives and financial milestones as may be established by the Company in its sole discretion from time to time during Executive’s employment. The Company, in its sole discretion, may adjust, modify or discontinue any discretionary bonus plan or program applicable to Executive from time to time during Executive’s employment.

5.3.        Employee Benefit Plans. Executive shall be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate, commensurate with Executive’s position with the Company and subject to the eligibility requirements and other terms and conditions of such plans and programs. The Company, in its sole discretion, may change, amend or discontinue any of its employee benefit plans or programs at any time during Executive's employment with the Company, and nothing contained herein shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee benefit plan or program.

6.          Reimbursement of Business Expenses. Subject to and consistent with the Company's expense reimbursement policies as in effect from time to time, the Company shall pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement. Such expenses shall be paid or reimbursed to Executive consistent with the expense reimbursement policies of the Company in effect from time to time and Executive agrees to abide by any such expense reimbursement policies.

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7.          Termination.

7.1.        Termination Due to Death. If Executive dies during the Term, this Agreement shall terminate on the date of Executive’s death. Upon the death of Executive, the Company’s obligation to pay and provide to Executive (or Executive’s estate or other legal successors) compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive’s estate or other legal successor that portion of his Base Salary which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive’s estate or other legal successor such other payments and benefits, if any, which have accrued and vested hereunder before Executive’s death. Other than the foregoing, the Company shall have no further obligations to Executive (or Executive’s estate or other legal successors) under this Agreement.

7.2.        Termination Due to Disability. If Executive suffers a Disability, the Company may terminate this Agreement and Executive’s employment by providing written notice to Executive of the Company’s termination because of Disability specifying in such notice the effective termination date, and this Agreement and Executive’s employment will terminate at the end of the day on the termination date specified in the Company’s notice. For purposes of this Agreement, the term “Disability” means either (a) when Executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan, if any is applicable, covering Executive, (b) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of his job for more than ninety (90) days during any period of twelve (12) consecutive months, or (c) upon the written determination by a physician selected by the Company that, because of an injury, illness, disease or bodily or mental infirmity, Executive is unable to perform, with or without reasonable accommodation, the essential functions of Executive’s job, and, as of the date of determination, such condition is reasonably expected to last for a period of ninety (90) days or longer after the date of determination, based on the medical information reasonably available to such physician at the time of such determination. In connection with any determination under the foregoing subpart (c), Executive hereby: (i) consents to any examinations by any physician selected by the Company; (ii) agrees to furnish such medical information as may be requested by the Company or its selected physician; and (iii) waives any applicable physician-patient privilege that may arise because of any such examination. Upon the termination of this Agreement because of Disability, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement will immediately terminate, except: (x) the Company will pay Executive that portion of his Base Salary which will have been earned through the termination date; and (y) the Company will pay or provide Executive with such other payments or benefits, if any, which have accrued and vested before the termination date. Other than the foregoing, the Company will have no further obligations to Executive under this Agreement.

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7.3.        Termination by the Company For Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company for Cause by providing Executive with written notice of the Company's termination for Cause specifying in such notice the termination date, and this Agreement and Executive's employment will terminate at the end of the day on the termination date specified in such notice. For purposes of this Agreement, “Cause” means the occurrence of one or more of the following events: (a) Executive’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company; (b) Executive’s misappropriation of any of the Company's property; (c) Executive’s engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; (d) Executive’s failure or refusal to follow the lawful instructions of the Executive's superior or of the Company's Board of Directors (other than any such failure or refusal resulting from Executive's incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten (10) days after the Company provides Executive with written notice stating the instructions which Executive has failed or refused to follow; (e) Executive’s breach of his obligations under this Agreement or any other agreement with the Company and such breach, if curable, remains uncured for a period of ten (10) days after the Company provides Executive with written notice of such breach; (f) Executive’s violation of any of the Company's written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten (10) days after the Company provides Executive with written notice of such violation; (g) Executive's engaging in any willful misconduct which is injurious to the financial condition, reputation or goodwill of the Company; or (h) Executive's misuse of alcohol or drugs which materially interferes with Executive's performance of his duties for the Company or which is injurious to the reputation or goodwill of the Company. Upon termination of Executive’s employment by the Company for Cause, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except: (y) the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date; and (z) the Company shall pay or provide Executive such other payments and benefits, if any, which have accrued and vested hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

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7.4.        Termination by the Company Without Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company without Cause for any reason or no reason by notifying Executive in writing of the Company’s termination without Cause, specifying in such notice the effective termination date, and this Agreement and Executive’s employment with the Company shall terminate at the end of the day on the termination date specified in the Company’s notice (or such other date as may be mutually agreed upon by the Company and Executive). Upon termination of Executive’s employment by the Company without Cause, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments and benefits, if any, which have accrued and vested hereunder before the termination date; and (c) subject to Sections 7.8 and 7.9 of this Agreement, the Company shall provide Executive with the following severance benefits: (i) the Company will pay Executive severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of nine (9) months after the employment termination (the "Severance Period"); (ii) during the Severance Period, the Company will pay Executive an additional monthly severance amount equal to one-twelfth (1/12) of the average annual cash bonus the Company paid Executive during the last three fiscal years prior to the termination date (or if Executive was not employed with the Company for the last three fiscal years, the average shall be calculated using the number of fiscal years Executive has been employed with the Company); and (iii) during the Severance Period, the Company will pay Executive an additional monthly severance amount equal to One Hundred Forty percent (140%) of the COBRA Premium Rate. For purposes of this Agreement, the term "COBRA Premium Rate" means the monthly amount charged, as of the termination date, for COBRA continuation coverage under the Company's group medical and dental plans for the coverage options and coverage levels applicable to Executive and his covered dependents immediately prior to the termination date. Subject to Sections 7.8 and 7.9, the Company will pay the foregoing severance benefits during the Severance Period in accordance with the Company's customary payroll practices and all such severance payments shall be subject to all applicable payroll tax withholdings. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

7.5.        Termination by Executive For Good Reason. At any time during the Term, Executive may terminate this Agreement and Executive's employment with the Company by giving the Company written notice of termination for Good Reason specifying in such notice the basis for the Good Reason termination. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive's consent: (a) the Company provides Executive with notice of its intention not to extend the term of the Agreement pursuant to Section 2; (b) the Company decreases Executive's Base Salary by more than five percent (5%) in any calendar year and such decrease is not part of a general decrease in base salary applicable to all senior executives; (c) the Company demotes Executive or assigns Executive to duties that are materially inferior to and inconsistent with Executive's position, duties and responsibilities immediately prior to such assignment; (d) the Company eliminates or materially reduces the employee benefits provided to Executive and such elimination or reduction is not applicable to all senior executives; (e) the Company relocates Executive's principal place of employment to a location that is more than thirty (30) miles from Indianapolis and from the Company office or facility at which Executive was based immediately prior to such relocation; (f) the Company materially breaches any material term of this Agreement; or (g) the Company fails to obtain the assumption of the obligation to perform this Agreement by any assignee as contemplated in Section 13.1 hereof; provided, however, the Company will have thirty (30) days from its receipt of any written notice of the Good Reason termination in which to take corrective action to cure the Good Reason, and if the Company does not cure the Good Reason, the Good Reason termination will be effective at the end of the thirtieth (30th) day after the Company receives the written notice of Good Reason termination; and provided further, however, for Executive to exercise his right to terminate for Good Reason, Executive must provide written notice of termination for Good Reason within thirty (30) days after the occurrence of the event giving rise to the basis for the Good Reason termination. If this Agreement and Executive’s employment are terminated by Executive for Good Reason, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except: (i) the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date; (ii) the Company shall pay or provide Executive such other payments or benefits, if any, which have accrued and vested hereunder before the termination date; and (iii) subject to Sections 7.8 and 7.9 of this Agreement, the Company shall provide Executive with the following severance benefits: (A) during the Severance Period, the Company will pay Executive severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination; (B) during the Severance Period, the Company will pay Executive an additional monthly severance amount equal to one-twelfth (1/12) of the average annual cash bonus the Company paid Executive during the last three fiscal years prior to the termination date (or if Executive was not employed with the Company for the last three fiscal years, the average shall be calculated using the number of fiscal years Executive has been employed with the Company); and (C) during the Severance Period, the Company will pay Executive an additional monthly severance amount equal to One Hundred Forty percent (140%) of the COBRA Premium Rate. Subject to Sections 7.8 and 7.9, the Company will pay the foregoing severance benefits during the Severance Period in accordance with the Company's customary payroll practices and all such severance payments shall be subject to all applicable payroll tax withholdings. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

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7.6.        Termination By Executive Without Good Reason. At any time during the Term, Executive may terminate this Agreement and his employment with the Company for reasons other than Good Reason or for no reason by giving the Company written notice of termination without Good Reason, specifying in such notice a termination date not less than sixty (60) calendar days after the giving of the notice (the “Executive’s Notice Period”), and Executive’s employment with the Company shall terminate at the end of the day on the last day of Executive’s Notice Period; provided, however, that in response to Executive’s notice of termination without Good Reason, the Company shall have the right to terminate Executive’s employment with the Company at any time during the Executive’s Notice Period. Upon termination of Executive’s employment with the Company under this Section 7.6, whether at the end of Executive’s Notice Period or earlier as designated by the Company, the Company’s obligation to pay Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which have accrued and vested hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

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7.7.        Qualifying Termination in Connection with a Change in Control. If at any time within twelve (12) months after a Change in Control of the Company, Executive's employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason, the Company's obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except: (a) the Company shall pay Executive that portion of his Base Salary which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments or benefits, if any, which have accrued and vested hereunder before the termination date; and (c) subject to Sections 7.8 and 7.9 of this Agreement, the Company shall provide Executive with the following severance benefits: (i) the Company will pay Executive severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of eighteen (18) months after the employment termination (the “Enhanced Severance Period”); (ii) during the Enhanced Severance Period, the Company will pay Executive an additional monthly severance amount equal to one-twelfth (1/12) of the average annual cash bonus the Company paid Executive during the last three fiscal years prior to the termination date (or if Executive was not employed with the Company for the last three fiscal years, the average shall be calculated using the number of fiscal years Executive has been employed with the Company); and (iii) during the Enhanced Severance Period, the Company will pay Executive an additional monthly severance amount equal to One Hundred Forty percent (140%) of the COBRA Premium Rate; provided, however, the payment of severance benefits to Executive under this Section 7.7(c) shall be reduced by the full amount that such payments, when added to all other payments or benefits of any kind to Executive by reason of the Change in Control of the Company constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to Section 7.8 and 7.9, the Company will pay the foregoing severance benefits during the Enhanced Severance Period in accordance with the Company's customary payroll practices and all such severance payments shall be subject to all applicable payroll tax withholdings. If this Section 7.7 applies, Executive is not entitled to the compensation under Section 7.4 or Section 7.5. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

7.8.        Severance Release. Executive acknowledges and agrees that the Company’s payment of the severance compensation pursuant to Section 7.4, Section 7.5 or Section 7.7 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive’s employment with the Company and/or the termination of Executive’s employment with the Company. Executive further acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 7.4, Section 7.5 or Section 7.7 of this Agreement, Executive will execute and deliver to the Company a Release Agreement in substantially the form attached as Exhibit A (with such changes as may be necessary due to changes in applicable law) pursuant to which Executive will release and waive all claims against the Company, its affiliates, and all of its and their present and/or former members, owners, officers, directors, employees, agents, attorneys and representatives, including, without limitation, all claims arising out of this Agreement, Executive’s employment with the Company, and/or the termination of Executive’s employment with the Company; provided, however, that such Release Agreement shall not affect or relinquish (a) any claim for Base Salary earned by Executive prior to the employment termination date; (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, (c) any rights to the severance or other compensation under Section 7.4, Section 7.5 or Section 7.7, as applicable, of this Agreement; or (d) any rights Executive may have with respect to vested benefits under any employee benefit plans or programs of the Company. The severance compensation described in Section 7.4, Section 7.5 or Section 7.7 of this Agreement is in lieu of any severance benefits under any severance policy or plan the Company may have now or in the future, and Executive acknowledges that he is not entitled to any other severance benefits.

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7.9.        Forfeiture of Compensation. Executive acknowledges and agrees that if Executive breaches of any of the non-disclosure or restrictive covenant provisions set forth in Sections 8 and/or 9 of this Agreement, then in such event Executive will have forfeited his right to receive, and the Company shall have the right immediately and permanently to discontinue payment of, any severance compensation that would otherwise be payable to Executive under Section 7.4, Section 7.5 or Section 7.7 of this Agreement without any recourse by Executive. The Company and Executive acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Executive’s breach or threatened breach, of any non-disclosure or restrictive covenant provision set forth in Sections 8 and 9 of this Agreement.

7.10.       Effect of Termination of Employment. In the event Executive’s employment with the Company terminates for any reason (including, without limitation, pursuant to Sections 7.1 – 7.7 herein), Executive agrees and covenants that he will immediately resign, and will be deemed to have resigned from, any and all positions he may hold with the Company or any of its subsidiaries or affiliates.

7.11.       Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” means:

(a)          Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any of its subsidiaries), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

(b)          Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

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(c)          Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case unless, following such reorganization, merger or consolidation, (i) more than fifty-five percent (55%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their beneficial ownership, immediately prior to such reorganization, merger or consolidation, of the Company's outstanding voting securities, (ii) no person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the Company's outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)          Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (x) more than fifty-five percent (55%) of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding voting securities entitled to vote generally in the election of directors immediately prior to such sale or other disposition in substantially the same proportion as their beneficial ownership, immediately prior to such sale or other disposition, of the Company's outstanding voting securities, (y) no person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the Company's outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of the Company providing for such sale or other disposition of assets of the Company.

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7.12.      Effect of Executive's Death on Severance Benefits. If Executive dies during the period of time he is entitled to receive the severance benefits under Section 7.4, Section 7.5 or Section 7.7, the Company shall pay the remaining severance benefits to Executive's estate (or other legal successor).

7.13.      Separation from Service. Whenever used in this Agreement, the word “terminate” or “termination” in connection with Executive's employment shall mean a “separation from service” of Executive from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h), and Executive's termination date shall be the date of such separation from service.

8.          Non-Disclosure of Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all of the Company’s (and its subsidiaries' or affiliates') trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company (and its affiliates) and its business, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, information pertaining to prospective suppliers, pricing information, engineering and technical information, software codes, cost information, data compilations, research and development information, business plans, financial information, personnel information, information received from third parties that the Company has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Executive in rendering services for the Company. During Executive’s employment with the Company and thereafter, Executive will not use or disclose to others any of the Confidential Information, except (a) in the course of Executive’s work for and on behalf of the Company, (b) with the prior written consent of the Company or (c) as required by law or judicial process, provided Executive promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets. Executive agrees that the Company owns the Confidential Information and Executive has no rights, title or interest in any of the Confidential Information. Additionally, Executive will abide by the Company’s policies protecting the Confidential Information, as such policies may exist from time to time. At the Company’s request or upon termination of Executive’s employment with the Company for any reason, Executive will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Executive’s possession, custody or control. Upon termination of Executive’s employment with the Company for any reason, Executive will, if requested by the Company, provide the Company with a signed written statement disclosing whether Executive has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Executive’s possession, custody or control. Executive's confidentiality/non-disclosure obligations under this Agreement continue after the termination of Executive's employment with the Company for any reason. With respect to any particular trade secret information, Executive's confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret, Executive’s confidentiality/non-disclosure obligations shall continue as long as such information remains confidential, and shall not apply to information that becomes generally known to the public through no fault or action of Executive or others who were under confidentiality obligations with respect to such information. Executive acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason. Executive further acknowledges and agrees that his obligations under this Section shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive's obligations under this Section or to preclude the Company from enforcing this Section.

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9.          Restrictive Covenants. Executive acknowledges that in connection with his employment with the Company, Executive has provided and will continue to provide executive-level services that are of a unique and special value and that Executive has been and will continue to be entrusted with confidential and proprietary information concerning the Company and its affiliates. Executive further acknowledges that the Company is engaged in a highly competitive business and that the Company expends substantial amounts of time, money and effort to develop trade secrets, business strategies, customer relationships, employee relationships and goodwill, and Executive will benefit from these efforts. Therefore, as an essential part of this Agreement, Executive agrees and covenants to comply with the following restrictive covenants.

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9.1.        Non-Competition. During the Restricted Time Period, Executive will not within the Restricted Geographic Area engage in (including, without limitation, being employed by, working for, or rendering services to) any Competitive Business (a) in the same or similar capacity or function to that in which Executive worked for the Company at any time during the thirty-six (36) months immediately preceding the termination of Executive’s employment with the Company; (b) in any sales or sales management capacity or function; (c) in any executive or officer capacity or function; (d) in any managerial capacity or function; (e) in any product development or product improvement capacity or function; (f) in any ownership capacity, except Executive may own as a passive investment shares of any class of securities regularly traded on a national stock exchange or other public market, (g) in any capacity or function in which Executive likely would inevitably use or disclose the Company’s trade secrets or Confidential Information; or (h) in any other capacity or function in which Executive’s knowledge of the Confidential Information would facilitate or assist Executive’s work for the Competitive Business; provided, however, if the Competitive Business has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit Executive from being employed by, working for or assisting only that division, line or segment of such Competitive Business that is not competitive with the business of the Company provided Executive's work does not involve any Competing Products/Services. For purpose of this Agreement, the term “Restricted Time Period” means the period during Executive’s employment with the Company and for the longer of (i) twelve (12) months after the termination of Executive's employment for any reason or (ii) if Executive is entitled to receive severance benefits under Section 7.7, the Enhanced Severance Period. For purposes of this Agreement, the term “Restricted Geographic Area” means and includes: (A) each and every state of the United States of America; (B) Canada; and (C) each and every country in which the Company (or any of its subsidiaries or affiliates) is doing business at any time during the Term or as of the termination of Executive's employment; and (D) each and every country in which the Company (or any of its subsidiaries or affiliates) is selling or distributing its products at any time during the Term or as of the termination of Executive's employment. For purposes of this Agreement, the term “Competitive Business” means: a business that develops, produces, sells and/or provides any Competing Products/Services and is competitive with the business of the Company. For purposes of this Agreement, the term “Competing Products/Services” means: (I) any products and/or services that are similar to and competitive with the products and/or services that the Company develops, produces, offers or provides at any time during the Term; (II) any products and/or services that are being developed, produced, offered, sold or provided by the Company as of the termination of Executive’s employment with the Company; and/or (III) products and/or services that are competitive with the products and/or services that are being developed, produced, offered, sold or provided by the Company as of termination of Executive’s employment with the Company in that such competitive products and/or services would serve as a substitute for, and would displace or diminish a customer’s need for, any of the Company’s products and/or services.

9.2.        Customer Restrictions.

(a)          During Executive's employment with the Company and for a period of twenty-four (24) months after the termination of such employment for any reason, Executive will not provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the sale or provision of, any Competing Products/Services to any of the Company’s Customers with respect to whom, at any time during the twenty-four (24) months immediately preceding the termination of Executive’s employment with the Company, Executive had any sales or service contact on behalf of the Company, Executive had any business contact on behalf of the Company, Executive had any sales or service responsibility (including without limitation any supervisory or managerial responsibility) on behalf of the Company, Executive had any role in creating, developing or producing products on behalf of the Company, or Executive had access to, or gained knowledge of, any Confidential Information concerning the Company’s business with such customer, or otherwise solicit or communicate with any such customers for the purposes of selling or providing any Competing Products/Services. For purposes of this Agreement, the term “Company’s Customers” means: (i) any person or entity to whom the Company (or any of its subsidiaries or affiliates) is selling or providing any products and/or services as of the date of termination of Executive's employment with the Company; and/or (ii) any person or entity to whom the Company (or any of its subsidiaries or affiliates) sold or provided any products and/or services at any time during the Term; and/or (c) any person or entity to whom the Company (or any of its subsidiaries or affiliates) sold or provided any products and/or services at any time during thirty-six (36) months immediately preceding the termination of Executive’s employment with the Company.

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(b)          During Executive's employment with the Company and for a period of twenty-four (24) months after the termination of such employment for any reason, Executive will not provide, sell, market, assist in the provision, selling or marketing of, or attempt to provide, sell or market any Competing Products/Services to any of the Company’s Customers located in the Restricted Geographic Area or otherwise solicit or communicate with any of the Company’s Customers located in the Restricted Geographic Area for the purpose of selling, marketing or providing, assisting in the provision, selling or marketing of, or attempting to sell, market or provide any Competing Products/Services.

(c)          During Executive's employment with the Company and for a period of twenty-four (24) months after the termination of such employment for any reason, Executive will not urge, induce or seek to induce any of the Company’s Customers to terminate their business with the Company or to cancel, reduce, limit or in any manner interfere with the Company’s Customers’ business with the Company.

9.3.         Non-Interference With Contractors and Vendors. During Executive's employment with the Company and for a period of twenty-four (24) months after the termination of such employment for any reason, Executive will not urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, vendors, suppliers or any other person or entity with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company.

9.4.         Employee Restrictions. During Executive's employment with the Company and for a period of twenty-four (24) months after the termination of such employment for any reason, Executive will not solicit, recruit, hire, employ, attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company.

9.5.         Non-Disparagement. During Executive's employment with the Company and for a period of twenty-four (24) months after the termination of such employment for any reason, Executive will not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or any of its officers, directors, or employees, including, but not limited to, making or publishing any comments or statements to the Company’s customers, distributors or employees that disparage the Company or its products and/or services or that otherwise injure or diminish the Company’s relationship with such customers, distributors or employees; provided, however, nothing herein shall prohibit Executive from providing any information that may be required or compelled by law or legal process.

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9.6.          Direct or Indirect Activities. Executive acknowledges and agrees that the covenants contained in this Section 9 prohibit Executive from engaging in certain activities directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, and regardless of the capacity in which Executive is acting, including without limitation as an employee, independent contractor, owner, partner, officer, agent, consultant, or advisor.

9.7.          Survival of Restrictive Covenants. Executive acknowledges and agrees that his obligations under this Section 9 shall survive the expiration or termination of this Agreement and the cessation of his service with the Company for whatever reason. Executive further acknowledges and agrees that his restrictive covenant obligations under this Section 9 shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive's restrictive covenant obligations under this Section 9 or to preclude the Company from enforcing this Section 9.

9.8.          Extension. In the event Executive violates any of the restrictive covenants contained in this Section 9, the duration of all restrictive covenants shall automatically be extended by the length of time during which Executive was in violation of any such restriction.

9.9.          Severability; Reformation of Restrictions. Although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, particularly given the competitive nature of the Company’s business and Executive’s position with the Company, Executive and the Company acknowledge and agree that: (a) if any covenant, subsection, portion or clause of this Section 9 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement; and (b) if any particular covenant, subsection, provision or clause of this Section 9 is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant, subsection, provision or clause shall automatically be deemed reformed such that the contested covenant, subsection, provision or clause shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. Any court interpreting any restrictive covenant provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.

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10.          Company Property. Executive acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Executive receives or makes in the course of her employment with the Company (or with the use of Company time, materials, facilities or trade secrets or confidential information) are and shall remain the property of the Company. Upon the termination of Executive’s service with the Company, or at the Company’s request, Executive shall immediately deliver to the Company (i) any and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, electronic data (in whatever form or media), and all copies thereof, in Executive’s possession or under Executive’s control, whether prepared by Executive or others, containing any Confidential Information; and (ii) any and all property or equipment belonging to the Company, including, without limitation, keys, access cards, computers, files and documents. Executive acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason.

11.          Remedies. Executive acknowledges that a breach or threatened breach by Executive of Section 8, Section 9 or Section 10 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, Executive agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages. In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Executive all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to Section 8, Section 9 and/or Section 10 of this Agreement in which the Company prevails in any respect, including, without limitation, any action in which the Company seeks enforcement of Section 8, Section 9 and/or Section 10 of this Agreement or seeks relief from Executive’s violation of Section 8, Section 9 and/or Section 10 of this Agreement.

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12.          Intellectual Property. Executive agrees that any invention, development, concept, enhancement, process, method, improvement or any other creation (collectively “Inventions”) Executive may develop, invent, discover, conceive or originate, alone or jointly with others, during Executive’s employment with the Company and relating to the Company’s business, or future business which the Company had under consideration while Executive was employed with the Company, shall be promptly and fully disclosed by Executive to the Company and shall be the Company’s exclusive property. To the extent that the title or rights to any such Inventions may not, by operation of law, vest in the Company, Executive hereby assigns all rights, title and interest in such Inventions to the Company. Executive further agrees to deliver promptly to Company all papers, files, data and other materials relating to any such Inventions. Executive shall, at the request of the Company and without royalty or other consideration, execute, acknowledge and deliver to the Company at its expense such written documents or instruments as may be necessary to assign to the Company all patents and other rights in such Inventions and to vest all right, title and interest to such Inventions in the Company. This Section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information (as defined below) of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company. All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression (collectively “Works”) made or created by Executive, alone or jointly with others, during Executive’s employment with the Company and relating to the Company’s business, or future business which the Company had under consideration while Executive was employed with the Company, shall be the exclusive property of the Company and the Company will have the exclusive right to copyright such Works. Executive agrees that if any Works created while employed by the Company, whether or not created at the direction of the Company, is copyrightable, it will be a “work made for hire,” as that term is defined in the copyright laws of the United States. If, for any reason, any copyrightable Works created by Executive is excluded from that definition, Executive hereby assigns and conveys to the Company all right, title and interest (including any copyright and renewals) in such Works. Executive agrees that the Company and its licensees are not required to designate Executive as author, inventor or developer of any Works or Inventions when distributed. Executive further agrees that the Company shall have the sole discretion with regard to how and for what purposes, if any, such Works or Inventions are distributed or used. Executive will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Company, at the Company’s expense, to perfect and enforce any of its proprietary rights. The Company shall have the royalty-free right to use in its business, and to use, make and sell products, processes and/or services derived from, any inventions, discoveries, concepts, and ideas, whether or not patentable, which for whatever reason are determined not to be within the scope of the Inventions defined above but which are conceived or made by Executive during Executive's work for the Company or with use or assistance of the Company's facilities, equipment, Confidential Information or personnel.

13.          Assignment.

13.1.       Assignment by Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any and all successors and assigns of the Company, including without limitation by asset assignment, merger, consolidation or other reorganization. As used in this Agreement, “Company” shall mean the Company has hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.2.       Non-Assignment by Executive. The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive’s duties may not be assigned by Executive.

14.          Notice. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

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If to the Company:

Hurco Companies, Inc.

One Technology Way

P.O. Box 68180

Indianapolis, IN 46268-0180

Attention: Michael Doar

With a copy to:

David A. Given

Faegre Baker Daniels LLP

300 North Meridian Street, Suite 2700

Indianapolis, IN 46204

If to Executive:

John Donlon

4010 Much Marcle Dr.

Zionsville, IN 46077

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.

15.          Miscellaneous.

15.1.       Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subjects addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein.

15.2.       Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by (a) mutual agreement of the parties in a written instrument executed by Executive and a duly authorized officer or member of the Board of Directors of the Company or (b) reformation by a court as provided in Section 9.9.

15.3.       Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Agreement.

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15.4.          Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.5.          Contractual Rights to Benefits. Any benefits payable under this Agreement shall be paid solely from the general assets of the Company. Neither Executive nor Executive's estate shall have interest in any specific assets of the Company under the terms of this Agreement. This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind between Executive and the Company. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

15.6.          No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

15.7.          Governing Law; Choice of Forum. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary. The Company and Executive further acknowledge and agree that this Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

15.8.          Compliance With Section 409A of the Code. The intent of the parties is that payments and benefits under this Employment Agreement comply with Section 409A of the Code (“Code Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Employment Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Any payments described in this Employment Agreement that are due within the “short-term deferral period” (as defined in Code Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Executive pursuant to this Employment Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Employment Agreement, to the extent that any payments to be made in connection with Executive’s separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service or (b) the date of Executive’s death.

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15.9.        Recoupment.

(a)          In the event of a restatement of the Company’s consolidated financial statements, the Board of Directors shall have the right to take appropriate action to recoup from the Executive any portion of any bonus and other equity or non-equity compensation received by the Executive the payment, grant or vesting of which was tied to the achievement of one or more specific performance targets, which bonus or other compensation would not have been paid, granted or vested if based on the restated financial statements for the applicable period. This Section 15.9(a) shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to Executive. The Company shall be permitted to request any recoupment at any time during Executive’s employment and for three (3) years thereafter (unless a longer period is required pursuant to Dodd-Frank).

(b)          In the event the Company is entitled to, and seeks, recoupment under Section 15.9(a) (or under a clawback policy adopted by the Company pursuant to Dodd-Frank), Executive shall no later than sixty (60) days following the request reimburse the amounts which the Company is entitled to recoup hereunder. If Executive fails to pay such reimbursement, to the extent permitted by applicable law and not in violation of Code Section 409A, the Company shall have the right to (i) offset or deduct the amount to be reimbursed hereunder from the compensation or other payments due to Executive from the Company or (ii) take any other appropriate action to recoup such payments.

15.10.      No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment.

15.11.      Construction. This Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be drafted.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, intending it to be effective as of the Effective Date.

COMPANY		EXECUTIVE

HURCO COMPANIES, INC.

By:	/s/ Michael Doar	/s/ John Donlon
	Michael Doar,	John Donlon
Chairman, President, Chief Executive Officer

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EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is entered into by and between HURCO COMPANIES, INC., an Indiana corporation (the “Company”), and John Donlon (“Executive”).

Recitals

A.          The Company and Executive are parties to that certain Employment Agreement dated as of March 15, 2012 (the “Employment Agreement”). Executive's employment with the Company has terminated effective _____________ in accordance with Section ___ of the Employment Agreement. Pursuant to the terms of the Employment Agreement, the Company's obligation to pay, and Executive’s right to receive, certain severance benefits in accordance with Section ___ of the Employment Agreement is conditional on Executive entering into this Release Agreement.

B.          In consideration of Executive’s release and waiver of any and all claims he may have against the Released Parties (as defined below), including, without limitation, all claims under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (29 U.S.C. § 621 et seq.) (the “Age Act”), as of the date Executive signs this Release Agreement, the Company is willing to provide certain severance benefits to Executive in accordance with the terms of Section ___ of the Employment Agreement.

Agreement

In consideration of the foregoing recitals, the Employment Agreement and the covenants and promises hereby provided, the Company and Executive agree as follows:

1.          General Release of Claims. To the fullest extent permitted by applicable laws, Executive hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company, all of its affiliated entities, all of its successors and assigns, and all of its and their current and/or former employees, officers, members, managers, shareholders, owners, directors, trustees, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Released Parties”) from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date Executive signs this Release Agreement, including, but not limited to: (a) any claims based upon, arising out of or in any manner connected with Executive’s employment with or service for the Company, or the separation of Executive’s employment with or service for the Company; (b) all claims arising under the Age Act; (c) all claims arising under all other federal, state and local laws; (d) all claims based on contract, tort, common law or other theories of recovery; and (e) all claims based upon, arising out of or in any manner connected with any acts, events or omissions occurring on or before the date Executive signs this Release Agreement; provided, however, Executive and the Company acknowledge and agree that the foregoing release/covenant not to sue does not release or affect (i) any rights Executive may have with respect to any vested benefits under any employer benefit plans or programs of the Company, (ii) any of Executive’s rights to severance compensation under Section ___ of the Employment Agreement, (iii) any claim for Base Salary (as defined in the Employment Agreement) earned by Executive prior to the employment termination date, or (iv) any claims for reimbursement of business expenses incurred prior to the employment termination date. Executive has been advised by the Company that this Release Agreement does not prohibit Executive from filing an administrative charge of discrimination with a governmental agency such as the United States Equal Employment Opportunity Commission (“EEOC”) relating to his employment with any of the Released Parties; provided, however, Executive waives and releases, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge. Should the EEOC, any other administrative agency or other person bring a complaint, charge or legal action on Executive’s behalf against any of the Released Parties based on any acts, events or omissions occurring on or before the date Executive signs this Release Agreement, Executive hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

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2.          Age Act Advisements. Executive acknowledges : (a) the Company provided Executive with this Release Agreement on _____________ ; (b) the Company has advised Executive that his employment with the Company was covered by the Age Act and that by signing this Release Agreement, Executive is releasing and waiving all claims he has against the Released Parties under the Age Act as of the date Executive signs this Release Agreement; (c) the Company has advised Executive to consult with an attorney prior to signing this Release Agreement; (d) the Company has advised Executive that he has up to twenty-one (21) days to consider and accept this Release Agreement by signing and returning this Release Agreement to the Company; and (e) the Company has advised Executive that for a period of seven (7) days following Executive’s signing of this Release Agreement, Executive may revoke this Release Agreement by written notice to the Company; this Release Agreement will not become binding and enforceable until the seven-day revocation period has expired, without Executive having exercised his revocation right. All notices to the Company shall be directed to the following address: Hurco Companies, Inc., Attention: Michael Doar, One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268-0180.

3.          No Admission. This Release Agreement and the actions taken pursuant to this Release Agreement do not constitute an admission by either party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

4.          Consideration. Executive is entering into this Release Agreement as a condition to receiving certain severance benefits as described in Section __ of the Employment Agreement. Executive acknowledges that he would not be entitled to receive such severance benefits under the Employment Agreement if he did not enter into this Release Agreement.

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5.          Governing Law; Choice of Forum. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without application of conflict-of-law principles. The parties agree that any legal action relating to this Release Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division; further, the parties hereby irrevocably consent and submit to the jurisdiction and venue of such courts and waive any right to challenge or object to personal jurisdiction or venue in any action commenced or maintained in such courts relating to this Release Agreement.

6.          Severability. The provisions of this Release Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any covenant or provision be held unenforceable for any reason, then such covenant or provision shall be enforced to the maximum extent permitted by law.

7.          Construction. This Release Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Release Agreement. The language of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Release Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Release Agreement to be drafted.

8.          Counterparts. This Release Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Release Agreement.

9.          Acknowledgment. Executive acknowledges that he has read this Release Agreement, that he has had ample opportunity to consult with his own attorney concerning this Release Agreement, and that he is knowingly and voluntarily entering into this Release Agreement.

IN WITNESS WHEREOF, Executive and the Company have executed this Release Agreement on the date(s) indicated below, intending it to become effective as set forth above.

EXECUTIVE	HURCO COMPANIES, INC.

By:
John Donlon	Michael Doar,
Chairman, President, Chief Executive Officer

Date:	Date:

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